SHAREHOLDER
MEETINGS
On March 18, 2004, the Annual Meeting of the Fund was held to elect eight Trustees and to ratify the actions of the Trustees in selecting independent auditors for the Fund.

Proxies covering 6,873,907 shares of beneficial interest were voted at the meetings.

The common shareholders elected the following Trustees to serve until their respective successors are duly elected and qualified, (there were no current nominees for election by the preferred shareholders), with the votes tabulated as follows:

FOR

WITHHELD
AUTHORITY

Dennis S. Aronowitz
6,733,301
137,167
Richard P. Chapman, Jr.
6,737,934
132,834
William Cosgrove
6,737,110
133,658
Richard Farrell
6,739,140
131,628
William F. Glavin
6,697,499
173,269
Maureen Ford Goldfarb
6,737,080
133,688
Patti McGill Peterson
6,685,609
185,159
John W. Pratt
6,737,080
133,722

The shareholders also ratified the Trustees' selection of PricewaterhouseCoopers LLP, as the Fund's independent auditors for the fiscal year ending December 31, 2004, with the votes tabulated as follows: 6,723,191 FOR, 61,219 AGAINST and 89,497 ABSTAINING.